Exhibit 99.1

FOR IMMEDIATE RELEASE

FedEx Reaffirms Earnings Guidance for Fourth Quarter

Company Sees Continued Global Economic Growth

MEMPHIS, Tenn., May 12, 2005 ... FedEx Corporation (NYSE: FDX) today reaffirmed its previous guidance of $1.40 to $1.50 per diluted share for the fourth quarter ending May 31, 2005.

“FedEx continues to see steady economic growth across the U.S. and internationally,” said Frederick W. Smith, chairman, president and chief executive officer.  “The overall strength of the economy, and in particular the strength in the manufacturing and wholesale sectors, should continue to benefit FedEx going forward.”

FedEx Corp. provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services.  With annual revenues of $29 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand.  Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 250,000 employees and contractors to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit fedex.com.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance.  Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, any impacts on our business resulting from the duration and magnitude of the U.S. domestic economic recovery, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage the FedEx Kinko’s business, the impact of changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.

Media Contact:  Howard Clabo 901-508-2081

Investor Contact:  Stephen Hughes 901-818-7471

Home Page:  fedex.com